SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C.  20549


                            FORM 8-K

                         CURRENT REPORT

             Pursuant to Section 13 or 15(d) of the
                 Securities Exchange Act of 1934


                Date of Report:  October 20, 1994


                       HUGHES SUPPLY, INC.

                   Commission File No.  0-5235

Incorporated in the State          IRS Employer Identification
        of Florida                        No.  59-0559446


                      Post Office Box 2273
                20 North Orange Avenue, Suite 200
                     Orlando, Florida 32802




                 Registrant's Telephone Number,
              Including Area Code:  (407) 841-4755















Item 5.  Other Events.

     On October 20, 1994, the registrant, Hughes Supply, Inc., a Florida corporation ("Hughes") entered into an Asset Purchase Agreement (the "Agreement") with The Treaty Company, an Ohio corporation ("Treaty"), pursuant to which Hughes agreed to buy from Treaty and Treaty agreed to sell to Hughes, all of those assets (the "Purchased Assets") operated by Treaty through its operating division known as The Treaty Distribution Group (the "Group").

     The Group is engaged in the wholesale distribution of plumbing, heating and air conditioning supplies, and municipal water and waste equipment. Headquartered in Greenville, Ohio, the Group sells primarily to contractors, industrial users and municipalities from 16 branch locations located in Ohio and Indiana. The Group had net sales of $63 million in 1993.

     Under the terms of the Purchase Agreement, Hughes will pay
     Treaty for the Purchased Assets a base purchase price of $15,250,000 and will assume certain liabilities.

     The consummation of the transactions contemplated by the Purchase Agreement is conditioned on the satisfaction of various conditions precedent, including, without limitation,
     (a) the termination or expiration of the waiting period required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended; (b) Hughes' satisfactory completion of its due diligence investigation of the Group; and (c) the receipt of all third party consents necessary to transfer all of the Purchased Assets and the Assumed Obligations to Hughes. It is anticipated that the transaction will be consummated on January 3, 1995, or as soon thereafter as the conditions precedent to the closing have been fulfilled or waived.
























                           SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                   HUGHES SUPPLY, INC.



Date:  November 1, 1994            By: /s/ J. Stephen Zepf
                                   J. Stephen Zepf, Treasurer,
                                   Chief Financial Officer and
                                   Chief Accounting Officer